                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              NEWPORT CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           R.R. DONNELLEY FINANCIAL
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                              NEWPORT CORPORATION
                               1791 DEERE AVENUE
                            IRVINE, CALIFORNIA 92714

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 1996

                               ----------------

To the Stockholders of Newport Corporation:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Newport Corporation will be held at the Corporate Headquarters, 1791 Deere Avenue, Irvine, California, on June 5, 1996, at 10:00 a.m., for the purpose of considering and acting upon the following:

  1. To elect two Class IV Directors to serve for four years.

  2. To approve an amendment to the Company's 1992 Incentive Stock Plan to limit the number of restricted shares and shares subject to options which any individual may receive in any calendar year.

  3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1996.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business April 17, 1996, will be entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the post-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By order of the Board of Directors

                                                 [SIGNATURE]
                                              Robert C. Hewitt
                                                  Secretary

Irvine, California
May 1, 1996

              PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                              NEWPORT CORPORATION
                               1791 DEERE AVENUE
                            IRVINE, CALIFORNIA 92714

                               ----------------

                                PROXY STATEMENT

                               ----------------

SOLICITATION AND REVOCATION OF PROXIES

  The enclosed Proxy is solicited by the Board of Directors of Newport Corporation (the "Company" or "Newport") for use in connection with the Annual Meeting of Stockholders to be held at the Corporate Headquarters, 1791 Deere Avenue, Irvine, California on Wednesday, June 5, 1996, at 10:00 a.m., and at any and all adjournments thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

  The persons named as proxies were designated by the Board of Directors and are officers or directors of the Company. Any Proxy may be revoked or superseded by executing a later Proxy or by giving notice of revocation in writing prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of the Proxy. All Proxies which are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the Proxy. If a choice is not specified in the Proxy, the Proxy will be voted FOR election of the director nominees listed below (Proposal 1), FOR approval of the amendment to the 1992 Incentive Stock Plan to limit the number of restricted shares and shares subject to options which any individual may receive in any calendar year (Proposal 2) and FOR ratification of the Company's appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1996 (Proposal 3). An automated system administered by the Company's transfer agent will tabulate votes cast at the Annual Meeting. A majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted as votes for or against a proposal or as votes present and voting on a proposal.

  If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment. The Company does not know of any matters other than those set forth above that will be presented at the Annual Meeting.

  This Proxy Statement and the accompanying Proxy are being mailed to stockholders on or about May 1, 1996. The entire cost of the solicitation of Proxies will be borne by the Company. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit Proxies personally or by telephone, telefax, telegraph or cable. The Company has retained D. F. King & Co. to assist in the solicitation of Proxies for a fee estimated to be $5,000, plus out-of-pocket expenses. In addition, the Company has agreed to indemnify D.F. King & Co. against any losses or liabilities arising out of D.F. King & Co.'s fulfillment of the contract, except for such losses or liabilities arising out of D.F. King & Co.'s own negligence or willful misconduct.

VOTING AT THE MEETING

  As of April 17, 1996, the record date of the meeting, the Company had outstanding 8,761,775 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the 1987 Annual Meeting of Stockholders the Restated Articles of Incorporation (the "Articles") of the Company were amended to provide that the members of the Company's Board of Directors be divided into four classes serving staggered four-year terms. The Articles also provide that the number of directors shall be not less than five (5) and not more than nine (9) in number, the exact number to be fixed from time to time by the Board of Directors. The current authorized number is seven (7). One class of directors is elected each year for a term extending to the fourth succeeding Annual Meeting after such election.

  At the 1996 Annual Meeting, two directors, constituting the Class IV directors, will be elected to hold office for a term expiring at the Annual Meeting in 2000.

  It is the intention of the persons named in the enclosed Proxy to vote to elect Richard E. Schmidt and C. Kumar N. Patel as the Class IV directors to serve for a term expiring at the Annual Meeting in 2000. The five remaining directors will continue in office, in accordance with their previous elections, until the expirations of the terms of the classes at the 1997, 1998 or 1999 Annual Meetings, as the case may be.

  The holders of a plurality of the votes cast at the meeting shall have the right to elect the directors. The Proxies may not be voted for a greater number of persons than the number of nominees named.

  The nominees have indicated that they are willing and able to serve as directors if elected. If the nominees should become unable or unwilling to serve, it is the intention of the persons designated as proxies to vote instead, in their discretion, for such other persons as may be designated as nominees by the Board of Directors of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.

                                    CLASS IV
          (Directors nominated for office with terms expiring in 2000)

                                                                   DIRECTOR
             NAME                   PRINCIPAL OCCUPATION       AGE  SINCE
             ----                   --------------------       --- --------
 Richard E. Schmidt..........  Chairman, President and Chief    64   1991
                                 Executive Officer of the
                                 Company
 C. Kumar N. Patel...........  Vice Chancellor--Research,       57   1986
                                 University of California at
                                 Los Angeles

  Mr. Schmidt joined the Company as Chairman and Chief Executive Officer in September 1991. From August 1993 until February 1995 and since November 1995, he has held the additional position as President. In September 1984, he left Warner-Lambert Company, an international medical and consumer products company, to become President and Chief Executive Officer of Milton Roy Company, an international manufacturer of measuring instruments and systems. In 1986, with the retirement of the founder, he also became Chairman. He held that position until December 1990 when Milton Roy was acquired by Sundstrand Corporation, an aerospace and power transmission corporation. Prior to joining the Company he served as a consultant to Sundstrand Corporation.

  Dr. Patel was elected to the Board in January 1986. Dr. Patel has been in his current position since 1993. Previously he was Executive Director--Research, Materials Science, Engineering and Academic Affairs Division at AT&T Bell Laboratories, a telecommunications corporation, since 1987 and for six years previously was Executive Director, Physics and Academic Affairs Division. He joined Bell Laboratories in 1961.

BIOGRAPHICAL INFORMATION FOR DIRECTORS CONTINUING IN OFFICE

  Biographical information follows for each of the other directors of the Company whose present terms will continue after the 1996 Annual Meeting.

                                    CLASS I
           (Director continuing in office with term expiring in 1997)

                                                                        DIRECTOR
             NAME                     PRINCIPAL OCCUPATION          AGE  SINCE
             ----                     --------------------          --- --------
 John T. Subak...............  Of Counsel, Dechert Price & Rhoads    67   1992

  Mr. Subak has served as of Counsel for Dechert Price & Rhoads, a national law firm, since January 1994. Previously, Mr. Subak was Director, Group Vice President and General Counsel for Rohm and Haas Company, an international chemical products company, a position he held from 1976 to 1994.

                                    CLASS II
          (Directors continuing in office with terms expiring in 1998)

                                                                    DIRECTOR
             NAME                   PRINCIPAL OCCUPATION        AGE  SINCE
             ----                   --------------------        --- --------
 Dan L. McGurk...............  Independent Investor and         69   1987
                                 Consultant
 Louis B. Horwitz............  Chairman and President,          68   1993
                                 Datum, Inc.

  Mr. McGurk has been an independent investor and consultant since 1977 and in August 1985 became Chairman and Co-founder of Southland Title Corporation, a title insurance company, where he currently serves as Treasurer.

  Mr. Horwitz has served as Chairman and President of Datum, Inc., a precision instruments manufacturer, since 1976.

                                   CLASS III
          (Directors continuing in office with terms expiring in 1999)

                                                                   DIRECTOR
             NAME                   PRINCIPAL OCCUPATION       AGE  SINCE
             ----                   --------------------       --- --------
 R. Jack Aplin...............  Independent Investor             64   1989
 Robert L. Guyett............  Former Senior Vice President,    59   1990
                                 Chief  Financial Officer,
                                 Engelhard Corporation

  From 1989 to the present Mr. Aplin has been an independent investor. Mr. Aplin was Chairman of the Board, President and Chief Executive Officer of Spectramed, Inc., an international medical products company, from 1986 to 1989.

  Since May 1995, Mr. Guyett has been a consultant to Engelhard Corporation. Between September 1991 and May 1995, Mr. Guyett served as Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Engelhard Corporation, an international specialty chemical and precious metals company. From January 1987 to September 1991 he was the Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Fluor Corporation, an international engineering and construction firm.

  The following directors presently serve as directors of the following public corporations:

      Louis B. Horwitz         Datum, Inc.
      Dan L. McGurk            Bomar Instrument Corporation, an aerospace
                                company; and Datum, Inc.
      Robert L. Guyett         Smith Environmental Services Corporation, an
                                environmental consulting and remediation
                                company

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors held eight meetings during 1995. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served during each such period they were directors.

  During 1995 the Audit Committee met three times. The committee, comprised of Messrs. Guyett (Chairman), McGurk, Patel and Subak, has the responsibility to review and approve the scope and results of the annual audit; to recommend to the Board the appointment of the independent auditors; to review with the independent auditors the Company's financial staff and the adequacy and effectiveness of the Company's systems and internal financial controls; to review the internal audit plan and findings for completed internal audits; to discuss with management and the independent auditors the content of financial statements presented to stockholders; to review significant changes in accounting policies; and to provide sufficient opportunity for the internal auditor and independent auditors to meet with the committee without management present.

  The Compensation Committee, comprised of Messrs. Aplin, Horwitz, McGurk (Chairman) and Subak, held two meetings during 1995 and has the responsibility for administering the Company's various stock option plans, reviewing and evaluating the Company's compensation programs and plans, and making recommendations concerning compensation for key personnel and amendments to the stock option and certain compensation plans.

  Stockholders may recommend nominees for election as directors by writing to the Chief Executive Officer of the Company.

                               EXECUTIVE OFFICERS

  As of April 17, 1996, the Company has five Executive Officers elected on an annual basis to serve at the pleasure of the Board of Directors:

      Richard E. Schmidt       Chairman, President and Chief Executive Officer
      Alain Danielo            Vice President, European Operations
      Robert C. Hewitt         Vice President, Secretary, Treasurer and Chief
                                Financial Officer
      Linda L. Kirkbride       Vice President
      Robert J. Phillippy      Vice President and General Manager, Science and
                                Laboratory Products

  A biographical summary regarding Mr. Schmidt has been presented earlier. Biographical information on other Executive Officers follows:

                      NAMES AND PRINCIPAL OCCUPATION                        AGE
                      ------------------------------                        ---
ALAIN DANIELO                                                                49
 Vice President, European Operations. Mr. Danielo joined the Company in
 January 1995 as President and General Manager of the Company's French
 subsidiary Micro-Controle S.A. In November 1995 he was elected Vice
 President with responsibility for the Company's European Operations. Prior to joining the Company, Mr. Danielo was Managing Director of the
 Electronics Division of Valeo S.A., an automobile parts company, from 1989 to 1995. From 1985 to 1989 he was General Manager of Molex France
 S.A.R.L., a manufacturer of electronic components.

ROBERT C. HEWITT                                                             50
 Vice President, Secretary, Treasurer and Chief Financial Officer. Mr.
 Hewitt joined the Company in January 1987 as Vice President with responsibility for finance. In February 1987, he was elected to the additional positions of Secretary and Treasurer and in January 1989 he was
 elected Senior Vice President. In February 1995 he was elected to the position of Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Hewitt held various financial management positions with
 General Electric Company, an international industrial and consumer products company.

LINDA L. KIRKBRIDE                                                           48
 Vice President. Ms. Kirkbride joined the Company in June 1991 as Vice
 President with responsibility for human and administrative resources.
 Prior to joining the Company, Ms. Kirkbride was Vice President of Human
 Resources at Long Beach Bank, a savings and loan and mortgage bank, from
 1988 to 1991. From 1978 through 1988 she was Director of Human Resource
 Planning at Avery Dennison Corporation, a manufacturer of pressure sensitive products and base materials.

ROBERT J. PHILLIPPY                                                          35
 Vice President and General Manager, Science and Laboratory Products. Mr.
 Phillippy joined the Company in April 1996 as Vice President and General
 Manager of the Company's Science and Laboratory Products unit. Prior to joining the Company, Mr. Phillippy was Vice President at Square D Company,
 an electrical equipment manufacturer, from 1994 to 1996. He joined Square
 D Company in 1984 as a sales engineer and held various sales and marketing management positions with that company prior to his election as Vice
 President in 1994.

                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information as of April 17, 1996, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding common stock, each director, each executive officer named on the Summary Compensation Table and other current executive officers who own shares of common stock, and all directors and current executive officers of the Company as a group:

                                                                         PERCENT
                                                  AMOUNT AND NATURE OF     OF
     NAME AND ADDRESS OF BENEFICIAL OWNERS       BENEFICIAL OWNERSHIP(1)  CLASS
     -------------------------------------       ----------------------  -------
Prudential Insurance Company of America
 Gateway Center Three, 100 Mulberry Street,
 Newark, NJ 07102..............................         661,600(2)        7.55
Brinson Partners, Inc.
 70 West Madison, Chicago, IL 60602............         645,285(2)        7.36
Michael W. Cook Asset Management, Inc.
 d/b/a Cook Mayer Taylor, Investment Advisor
 1613 Winchester Road, Ste 210, Memphis, TN
 38116.........................................         447,450(2)        5.11
College Retirement Equities Fund
 730 Third Avenue, New York, NY 10017..........         442,600(2)        5.05
R. Jack Aplin..................................          27,000(3)          *
Alain Danielo..................................          13,750(4)          *
Robert L. Guyett...............................          28,000(5)          *
Robert C. Hewitt...............................         105,123(6)        1.19
Louis B. Horwitz...............................          19,000(7)          *
Linda L. Kirkbride.............................          38,174(8)          *
Edmund K. Langley..............................          28,208(9)          *
Dan L. McGurk..................................          32,000(5)          *
C. Kumar N. Patel..............................          27,000(3)          *
Robert J. Phillippy............................               0             *
Richard E. Schmidt.............................         211,179(10)       2.37
John T. Subak..................................          27,000(11)         *
All 12 directors and current executive officers
 of the Company as a group.....................         556,434(12)       6.05

- --------
*    Less than one percent.
(1) In all cases, the beneficial owner has sole voting and investment power with respect to the shares shown as beneficially owned by them, subject to community property laws, where applicable, the information contained in the footnotes to this table or otherwise as noted herein.
(2) The information is based upon a filing made with the Securities and Exchange Commission on Schedule 13G.
(3)  Consists of 27,000 shares for options exercisable within 60 days.
(4)  Includes 6,250 shares for options exercisable within 60 days.
(5)  Includes 27,000 shares for options exercisable within 60 days.
(6)  Includes 70,875 shares for options exercisable within 60 days.
(7)  Includes 16,000 shares for options exercisable within 60 days.
(8)  Includes 22,875 shares for options exercisable within 60 days.
(9)  Includes 27,500 shares for options exercisable within 60 days.
(10) Includes 155,000 shares for options exercisable within 60 days.
(11) Includes 24,000 shares for options exercisable within 60 days.
(12) Includes 430,500 shares for options exercisable within 60 days.

                        EXECUTIVE COMPENSATION AND OTHER
                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

REMUNERATION OF OFFICERS AND OTHERS

  The following table and narrative text discusses compensation paid in the years ended December 31, 1995, 1994 and 1993 to the Company's Chief Executive Officer and the Company's other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                             ANNUAL COMPENSATION       COMPENSATION AWARDS
                        ----------------------------- ---------------------
                                                      RESTRICTED SECURITIES
                                           OTHER ANNUAL    STOCK    UNDERLYING   ALL OTHER
     NAME AND         YEAR SALARY   BONUS  COMPENSATION    AWARDS    OPTIONS   COMPENSATION
PRINCIPAL POSITION     (1)   ($)     ($)      ($) (2)     ($) (3)       (#)       ($) (4)
- ------------------    ---- ------- ------- ------------  ---------- ---------- ------------
Richard E. Schmidt    1995 276,635 277,500    18,020      112,500     15,000        9,000
- ------------------
Chairman of the       1994 251,186 279,675    18,020       84,375     15,000        9,000
Board, President      1993 232,868 125,000    18,019            0          0       21,006
President and
Chief
Executive Officer

Alain Danielo         1995 169,255  66,551    15,830            0     25,000            0
- -------------
Vice President        1994       0       0         0            0          0            0
                      1993       0       0         0            0          0            0

Edmund K. Langley (5) 1995 227,628  82,012    20,321       75,000     10,000      302,500
- --------------------
Former President      1994 156,923  93,750     6,300            0     50,000        8,538
and Chief             1993       0       0         0            0          0            0
Operating Officer

Robert C. Hewitt      1995 155,785  75,249    17,636       52,500      7,000        9,000
- ----------------
Vice President,       1994 143,442  78,043    18,503       28,125      5,000        9,000
Secretary,            1993 136,620  36,000    17,578            0          0       10,712
Treasurer and
Chief Financial
Officer

Linda L. Kirkbride    1995 132,392  42,735    13,387       22,500      3,000        9,000
- ------------------
Vice President        1994 126,368  47,447    13,118       16,875      3,000        8,720
                      1993 118,194  15,000     3,029            0          0        6,654

- --------
(1) The fiscal years represent the twelve months ended December 31, 1995, 1994 and 1993.

(2) Other annual compensation for 1995 consists of the following:

                                                   DISABILITY
                                                   INSURANCE  AUTOMOBILE
                                                    PREMIUMS  ALLOWANCE   TOTAL
                                                   ---------- ---------- -------
   Richard E. Schmidt.............................  $ 9,620    $ 8,400   $18,020
   Alain Danielo..................................        0     15,830    15,830
   Edmund K. Langley..............................   11,921      8,400    20,321
   Robert C. Hewitt...............................   11,013      6,623    17,636
   Linda L. Kirkbride.............................    6,187      7,200    13,387

(3) Restricted stock was granted on January 3, 1995, February 9, 1994 and December 1, 1992 and vests at 25% per year beginning January 3, 1997, February 9, 1996 and December 1, 1994, respectively. Amounts represent fair market value on grant dates. Dividends totaling $0.04 per share were paid on the restricted stock during the year 1995, the same rate as on the common stock. The number of shares and value of restricted stock holdings at December 31, 1995, are as shown below:

                                                NUMBER OF       SHARE VALUE AT
                                            SHARES OUTSTANDING DECEMBER 31, 1995
                                            ------------------ -----------------
   Richard E. Schmidt......................       34,000           $276,250
   Alain Danielo...........................            0                  0
   Edmund K. Langley.......................            0                  0
   Robert C. Hewitt........................       14,500            117,812
   Linda L. Kirkbride......................        7,500             60,938

(4) All other compensation for 1995 consists of the following:

                                     401(K)        401(K)
                                    MATCHING   PROFIT SHARING
                                  CONTRIBUTION  CONTRIBUTION  SEVERANCE  TOTAL
                                  ------------ -------------- --------- --------
   Richard E. Schmidt............    $4,500        $4,500     $      0  $  9,000
   Alain Danielo.................         0             0            0         0
   Edmund K. Langley.............     4,500             0      298,000   302,500
   Robert C. Hewitt..............     4,500         4,500            0     9,000
   Linda L. Kirkbride............     4,500         4,500            0     9,000

(5) Mr. Langley resigned as President and Chief Operating Officer of the Company on November 15, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning grants of options to Executive Officers named in the Summary Compensation Table during the year ended December 31, 1995. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Newport Common Stock of five percent and ten percent over the term of the options, as set forth in Securities and Exchange Commission ("SEC") rules. The Executive Officers will realize no gain on these options without an increase in the price of Newport Common Stock which will benefit all stockholders proportionately. No stock appreciation rights were granted during 1995.

STOCK OPTION GRANTS IN LAST FISCAL YEAR
                                                                    POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED
                                                                    ANNUAL RATES OF STOCK
                                                                     PRICE APPRECIATION
                                                                             FOR
                                                                       TEN-YEAR OPTION
                                                                          TERM (2)
                                                                    ----------------------
                                     % OF TOTAL
                         NUMBER OF    OPTIONS
                         SECURITIES  GRANTED TO EXERCISE
                         UNDERLYING  EMPLOYEES   PRICE
                          OPTIONS    IN FISCAL    PER    EXPIRATION
NAME                     GRANTED (1)    YEAR     SHARE      DATE        5%        10%
- ----                     ----------  ---------- -------- ---------- ---------- -----------

Richard E. Schmidt......   15,000       4.76%    $7.50    01/03/05  $   70,751 $  179,296
Alain Danielo...........   25,000       7.94      7.50    01/03/05     117,918    298,827
Edmund K. Langley.......   10,000       3.17      7.50    01/03/05      47,167    119,531
Robert C. Hewitt........    7,000       2.22      7.50    01/03/05      33,017     83,671
Linda L. Kirkbride......    3,000       0.95      7.50    01/03/05      14,150     35,859

- --------------------------------------------------------------------------------

 Increase in market value of Newport Common  5% (to $12.217/share)   10% (to $19.453/share)
  Stock for all stockholders at assumed
  rates of stock price appreciation (as used     $41.0 million           $104.0 million
  in the table above) from $7.50 per share,
  over the ten-year period, based on
  8,699,000 shares outstanding at December
  31, 1995(2).

- --------
(1) Options granted in 1995 are exercisable starting 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. All options become exercisable on a change-in-control as defined in their Employment Agreements (described below). The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.
(2) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Newport Common Stock.

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

  The following table sets forth certain information concerning the exercise of options by each of the Company's Executive Officers named in the Summary Compensation Table during the year ended December 31, 1995, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1995. Also reported are the values for "in-the-money" options that represent the positive spread between the exercise price of any of such existing stock options and the closing price of the Company's common stock as of December 31, 1995.

                                                                           VALUE OF UNEXERCISED
                           SHARES      VALUE     NUMBER OF UNEXERCISED    IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON  REALIZED     OPTIONS AT FY-END          FY-END ($) (1)
NAME                     EXERCISE (#)   ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- ----                     -----------  -------- ------------------------- -------------------------
Richard E. Schmidt......       0          0        147,500 / 32,500          99,218 /  57,031
Alain Danielo...........       0          0              0 / 25,000               0 /  15,625
Edmund K. Langley.......       0          0         12,500 / 47,500          35,937 / 114,062
Robert C. Hewitt........       0          0         67,875 / 12,625          44,515 /  19,609
Linda L. Kirkbride......       0          0         21,375 /  7,125          19,453 /  13,359

- --------
  (1) Market value of underlying securities at exercise date or year end, as the case may be, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of December 31, 1995, on the Nasdaq National Market was $8.125.

                        PERFORMANCE GRAPH FOR FIVE YEARS
                            ENDED DECEMBER 31, 1995

           Comparison of Five Year Cumulative Total Return Among the
               Newport Corporation, Nasdaq National Market Index
            and the Scientific Instruments Group Index published by
                     Media General Financial Services, Inc.


Measurement Period           NEWPORT        SCIENTIFIC      NASDAQ
(Fiscal Year Covered)        CORPORATION    INSTRUMENTS     NATIONAL
                             STOCK          GROUP INDEX     MARKET INDEX
- ---------------------        -----------    ------------    ------------
1990                         $100           $100            $100
1991                         $108.64        $132.66         $128.38
1992                         $ 74.73        $124.87         $129.64
1993                         $ 73.52        $138.03         $155.50
1994                         $109.21        $133.95         $163.26
1995                         $115.06        $208.30         $211.77


  The graph compares the cumulative total shareholder return on a $100 investment in the Company's common stock for the five years ended December 31, 1995, with the cumulative total return on $100 invested in each of (i) the Nasdaq National Market Index and (ii) the Scientific Instruments Group Index published by Media General Financial Services, Inc. (A listing of the companies comprising this index is available from the Company.). The graph assumes all investments were made at market value on December 31, 1990 and the reinvestment of all dividends.

COMPENSATION OF DIRECTORS

  Each of the outside directors is paid an annual fee of $12,000 and is reimbursed for expenses in connection with Board meetings. In addition, each outside director is paid $1,000 for each Board meeting attended and $400 for each committee meeting attended, or $600 for the Committee Chairman.

  Also, each outside director receives annually, on January 1, options for 4,000 shares of common stock which vest on the anniversary of the grant. Each new outside director receives options on 16,000 shares upon commencement of service as a director.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. Schmidt, Danielo, Hewitt and Phillippy and Ms. Kirkbride providing for certain payments and benefits in the event their employment with the Company is terminated within two years of a change of control of the Company, unless such termination is as a result of death, disability or retirement of such officer or is a termination for cause. In such event, each of these officers may be entitled to a severance payment equal to twelve months of such officer's highest salary within the one-year period preceding termination plus a bonus payment equal to such officer's incentive compensation bonus paid under the Company's Incentive Plan, or other bonus plans, assuming 100% satisfaction of all performance goals. In addition, the officer would be entitled to the continuation of benefits under the Company's medical, dental and vision plans, and long-term disability insurance for two years, the removal of all restrictions on restricted stock held by the officer, the payment of an amount equal to the difference between the exercise price and fair market price of stock options held by the officer and certain other benefits, including payment of an amount sufficient to offset any "excess parachute payment" excise tax payable by the officer pursuant to the provisions of the Internal Revenue Code or any comparable provision of state or foreign law. In addition, upon such a change in control all stock options held by such officers would become immediately exercisable.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Company has entered into agreements (the "Indemnification Agreements") with each officer and director of the Company providing for contractual protection of certain rights of indemnification by the Company.

  The Indemnification Agreements provide for indemnification of officers and directors to the fullest extent permitted by its Articles of Incorporation, By-Laws and applicable law. They cover all fees, expenses, liabilities and losses (including attorney's fees, judgments, fines, and amounts paid in any settlement approved by the Company) actually and reasonably incurred in connection with any investigation, claim, action, suit or proceeding to which the officer or director is a party by reason of any action or inaction in the officer's or director's capacity as an officer or director of the Company or by reason of the fact that the officer or director is or was serving as a director, officer, employee, agent or fiduciary of the Company, or of any subsidiary or division, or is or was serving at the request of the Company as the Company's representative with respect to another entity. Indemnification would not be available, however, for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the years ended December 31, 1995 and 1994, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders were complied with.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMMITTEE

  The Compensation Committee of the Board of Directors is comprised entirely of non-employee, independent directors, none of whom have served as an executive officer of any entity for which any executive officer of the Company serves as a director or a member of its compensation committee. The Committee is responsible for reviewing, recommending and approving changes to the Company's compensation policies and programs, as applicable to the Company's officers and senior personnel.

COMPENSATION POLICY AND OBJECTIVES

  Our primary goal as members of the Compensation Committee is to assure that the compensation provided to executives is linked to the Company's business strategies and objectives, thereby aligning the financial interest of senior management with that of the stockholders. Beyond that, our priorities are to assure that the executive compensation programs enable the Company to attract, retain and motivate the high caliber executives required for the success of the business. These objectives are achieved through a variety of compensation programs, summarized below, which support the current and long-term performance of the business. The Company has not paid, and does not expect to pay any qualifying compensation under Section 162(m) of the Internal Revenue Code, but is considering a policy with regard to such compensation in response to enacted regulations.

BASE SALARY

  Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing it with other similar executive positions in other companies in the Company's industry which are similar in size and profitability to the Company. These companies may be, but are not necessarily, included in the Scientific Instruments Group Index. From time to time the Company's compensation consultant surveys senior executive salaries from a representative sampling of such similar companies and compares this data with published surveys of national scope encompassing electronics and other high technology organizations. The Company's pay grade levels are set at approximately the competitive mid- to 75th percentile range. Individual salaries may then vary somewhat below or above this range, based upon the individual's performance and contributions to Company success, time on the job and internal equity. Annual salary adjustments are determined by individual performance within an annual budget approved by the Committee. During December 1995, the Committee approved increases averaging 5.8% and ranging from 0% to 10% effective December 1, 1995. The CEO's salary increase is separately determined and approved by the Committee based upon the factors described below.

ANNUAL INCENTIVES

  Officers have an opportunity to earn annual incentives ("Incentive Plan") based on performance targets. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. Since 1987, the Company has generally used corporate operating income as its primary measure of corporate performance. Individual officers may have other measures of performance for the annual incentive such as sales, inventory turns and earnings per share, the identity and relative importance of which generally vary depending upon the position of the officer in question, so that the officer's incentives are based as closely as possible upon those areas of corporate performance which are most directly affected by the officer. Additionally, each officer has a discretionary portion of the annual incentive linked to achievement of non-financial goals, which differ depending upon the responsibilities of the officer in question. The target incentives for each officer range from 25% to 100% of such officer's annual salary. For overachievement of goals, officers can earn up to 150% of the target incentive. For 1995, the Compensation Committee awarded incentive payments based upon performance to specific goals established at the beginning of the year. Specifically, based upon the fact that the Company reached 87.5% of planned earnings per share, 100% of the asset management goal and 95.9% of the total sales goal, the Compensation Committee awarded incentive payments ranging from 86% to 97% of the target incentive amount to executive officers.

LONG-TERM INCENTIVES

  To further align the interests of stockholders and managers, the Company grants stock options and restricted stock generally on an annual basis. Stock options were granted to approximately thirty employees during the past year. The number of shares awarded is established based upon a recommendation by the employee's supervisor and approved by the Compensation Committee. The exercise price for stock options is the fair market value of the stock on the date of the grant. Options generally vest at a rate of 25% per year starting on the anniversary date of the option grant. Options on a total of 50,000 shares were granted on January 3, 1995, to eight officers and executive officers. In addition, on January 3, 1995, options on 25,000 shares were granted to Mr. Danielo as part of his employment offer. Restricted stock grants generally vest at a rate of 25% per year starting on the second anniversary of the restricted stock grant. Restricted stock grants totaled 41,000 shares and were granted on January 3, 1995, to six officers and executive officers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The Chief Executive Officer participates in the compensation program discussed above. His base salary is set, in the same way as other executive officers, as determined by comparable positions in companies of similar size and profitability to the Company in the marketplace. His base salary was raised 9% effective December 1, 1995.

  Each year the Compensation Committee approves a performance based bonus plan for the Chief Executive Officer linked to operating income and various non-financial objectives including improving the management team and product quality. Based on his performance against his objectives for 1995 on asset management, strengthening the management team, enhancing the profitability of the Company operations, improving Newport quality and reaching 87.5% of planned earnings he was awarded a bonus of $277,500, which represents 92.5% of his target incentive.

Respectfully submitted,

Dan L. McGurk, Chairman
R. Jack Aplin
Louis B. Horwitz
John T. Subak

  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference previous or future filings, including the Proxy Statement, in whole or in part, the preceding report and the Performance Graph on page 10 shall not be incorporated by reference into any such filings.

                                  PROPOSAL TWO

                   AMENDMENT OF THE 1992 INCENTIVE STOCK PLAN

  The Board of Directors approved the amendment described below to the Newport Corporation 1992 Incentive Stock Plan (the "1992 Plan") on February 21, 1996. The Company's stockholders originally approved the 1992 Plan December 1, 1992, effective September 29, 1992, the date on which the Board of Directors adopted the 1992 Plan. The purpose of the 1992 Plan, and the Amendments, is to enhance the Company's ability to attract and retain qualified persons as key employees and to motivate such persons by providing them with an equity participation in the Company.

  The Revenue Reconciliation Act of 1993 (the "1993 Tax Act") added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Section 162 of the Code generally relates to income tax deductions for business expenses. Section 162(m) of the Code limits the corporate income tax deduction to $1,000,000 in any tax year attributable to compensation paid to the then Chief Executive Officer or any of the four highest paid among the other executive officers of the Company and its subsidiaries. This rule generally applies to all deductible compensation paid to such an individual. Exercise of nonqualified stock options, disqualifying dispositions of stock received on exercise of an incentive stock option, and the lapsing of restrictions on restricted stock generally result in an income tax deduction.

  However, the Code Section 162(m) deduction limitation does not apply to compensation plans which meet certain requirements, including being stockholder-approved. In December 1995 the Internal Revenue Service adopted final regulations with respect to Section 162(m).

  Based on the final regulations, the Company's compensation deductions in connection with the 1992 Plan should not be limited under Section 162(m) of the Code if, among other things, prior to payment of the compensation the stockholders approve (i) the specific terms of the 1992 Plan, (ii) the class of executives to which the 1992 Plan applies, (iii) the option or purchase price (or formula under which the price is determined) under the 1992 Plan, and (iv) the maximum number of options or restricted shares that can be awarded under the 1992 Plan to any one person during a specific period of time.

  The Company believes that each of the stockholder approval requirements have been met with respect to the 1992 Plan other than the requirement of approval of maximum numbers of options or restricted shares that can be awarded to any one person during a specified period of time. The 1992 Plan was amended by the Board of Directors, subject to stockholder approval, effective as of February 21, 1996, to provide that no one person will receive more than 150,000 options or restricted shares under the 1992 Plan in any one (1) calendar year.

  Upon approval by the stockholders of the foregoing amendment of the 1992 Plan, the Company believes that the stockholder approval requirements of
Section 162(m) of the Code as provided in the final regulations will be satisfied.

  The Board of Directors believes that the proposed amendment to the 1992 Plan are in the best interests of the Company because it will further the purposes of the 1992 Plan of enhancing the ability of the Company to attract, motivate and retain key executives and directors of the Company while avoiding the potential loss of tax benefits to the Company for the deductions, if any, associated with options and restricted shares issued under the 1992 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

  Proxies solicited by management will be voted in favor of the amendments to the 1992 Plan unless a vote against the proposal or abstention is specifically indicated.

                                 PROPOSAL THREE

                              INDEPENDENT AUDITORS

  Ernst & Young LLP was selected to audit the financial statements of the Company as of December 31, 1995, and for the year then ended, and has been selected by the Board of Directors to audit the financial statements of the Company for 1996. Nevada General Corporation Law does not require the approval of the selection of the independent auditors by the Company's stockholders, but in view of the importance of the financial statements to stockholders, the Board of Directors deems it desirable that stockholders pass upon the selection of auditors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

  Proxies received in response to this solicitation will be voted in favor of the approval of such firm unless otherwise specified in the Proxy. A representative of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. If this proposal is not approved, the Audit Committee shall reconsider the proposal and submit its recommendation to the Board of Directors.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be submitted at the next annual meeting of stockholders must be submitted in writing to the Company on or before December 15, 1996, in order for them to be included in the Company's Proxy Statement and Proxy relating to such meeting. The Company anticipates that its next annual meeting will be held in May 1997.

                                 OTHER MATTERS

  The Company has enclosed with this Proxy Statement a copy of the Annual Report to Stockholders for the year ended December 31, 1995.

  Management knows of no other matters to come before the meeting. If, however, any other matter properly comes before the meeting, the persons named in the enclosed Proxy form will vote in accordance with their judgment upon such matter.

  Stockholders who do not expect to attend in person are urged to promptly execute and return the enclosed Proxy.

                                          By order of the Board of Directors

                                                [SIGNATURE]
                                              Robert C. Hewitt
                                                  Secretary

Irvine, California
May 1, 1996

                              NEWPORT CORPORATION
PROXY             1791 DEERE AVENUE, IRVINE, CALIFORNIA 92714             PROXY
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--JUNE 5, 1996

         (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

  The undersigned hereby appoint RICHARD E. SCHMIDT and ROBERT C. HEWITT, and each of them, as proxy or proxies for the undersigned, with full power of substitution, who may act by unanimous vote of said proxies or their substitutes as shall be present at the meeting, or, if only one be present, then the one shall have all the powers hereunder, to represent and to vote, as designated on the other side (If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3), all of the shares of Newport Corporation (the "Company") standing in the name of the undersigned on April 17, 1996, at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 5, 1996, at 10:00 a.m. at the Company's Corporate Headquarters, 1791 Deere
Avenue, Irvine, California 92714, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
- -------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                             (Continued and to be marked, dated
                                                     and signed, on other side)

                             FOLD AND DETACH HERE

                                                              [X] Please mark
                                                                  your votes
                                                                  as indicated
                                                                    in this
                                                                    example

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

                                         WITHHELD
                                 FOR     FOR ALL
ITEM 1. ELECTION OF DIRECTORS    [_]       [_]

  Nominees:

  Class IV: Richard E. Schmidt
            C. Kumar N. Patel

WITHHELD FOR: (Write that nominee's name in the space provided below).

- -----------------------------------------------

                          FOR   AGAINST   ABSTAIN
ITEM 2. APPROVAL OF       [_]     [_]       [_]
AN AMENDMENT TO THE
1992 INCENTIVE STOCK
PLAN

                          FOR   AGAINST   ABSTAIN
ITEM 3. APPOINTMENT       [_]     [_]       [_]
OF INDEPENDENT
ACCOUNTANTS

                           I PLAN TO ATTEND MEETING   [_]

                           COMMENTS/ADDRESS CHANGE    [_]
                           Please mark this box if you have
                           written comments/address change on
                           THE reverse side.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) ___________________________   Dated _______________________ , 1996

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                             FOLD AND DETACH HERE